Filed Pursuant to Rule 433 Registration Statement No. 333-259205

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated November 8, 2022
Pricing Supplement Dated November __, 2022 to the Prospectus
Supplement dated November 26, 2021, and the Prospectus Dated
September 14, 2021
Put Spread Warrants Based on the Performance of a Basket of Three Exchange Traded Funds, due November 16, 2023 Royal Bank of Canada

Royal Bank of Canada is offering put spread warrants (the “Warrants”) based on the performance of an equally-weighted basket (the “Basket”) of three exchange traded funds (each, a “Basket Component,” and collectively, the “Basket Components”). The CUSIP number for the Warrants is 78014N158. Any payments on the Warrants are subject to our credit risk. The Warrants will not be listed on any securities exchange.
The Basket Components and their ticker symbols are: the iShares® MSCI EAFE ETF (the “EFA”), the iShares® MSCI Emerging Markets ETF (the "EEM") and the SPDR® EURO STOXX 50® ETF (the "FEZ"). The Initial Basket Level was set to 100.00.
The Warrants provide investors with the opportunity to receive a positive return if the Final Basket Level is less than the Strike Level (which is equal to the Initial Basket Level) by more than the Warrant Premium Percentage of 7.75%.  If the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date, and we will pay an amount on the Cash Settlement Date equal to the product of the Notional Amount and the Percentage Change (each as defined below), subject to a Maximum Payment of $300 per Warrant. However, if the Final Basket Level is greater than or equal to the Strike Level, the Warrants will not be exercised, and will expire worthless on the Expiration Date. Neither you nor the issuer may exercise the Warrants prior to the Expiration Date.
The Warrants are highly risky and involve risks not associated with an investment in conventional securities. In order to receive a positive return on your investment, the Final Basket Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage. You will not be able to purchase the Warrants unless you have an options-approved account.
Issue Date: November 15, 2022
Expiration Date:  November 13, 2023.   Cash Settlement Date: November 16, 2023
Investing in the Warrants involves a number of risks. See “Selected Risk Considerations” beginning on page P-9 of this terms supplement, and on page 1 of the prospectus.
The Warrants will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Warrants are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Warrant	Total
Price to public	$77.50	$
Underwriting discounts and commissions(1)	$2.50	$
Proceeds to Royal Bank of Canada	$75.00	$
(1) Our agent, RBC Capital Markets, LLC ("RBCCM"), will receive a commission from us of $2.50 per Warrant, and will use a portion of that commission to allow selling concessions to other dealers of up to $2.50 per Warrant. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of each Warrant as of the Pricing Date will be between $44 and $64 per Warrant, and will be less than the price to public. The final pricing supplement relating to the Warrants will set forth our estimate of the initial value of the Warrants as of the Pricing Date. The actual value of the Warrants at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

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Put Spread Warrants Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the prospectus supplement and the prospectus.
General:
This terms supplement relates to an offering of put spread warrants (the “Warrants”) linked to an equally-weighted basket (the “Basket”) of three exchange traded funds (the “Basket Components”). The Basket Components, their respective Component Weights and their Initial Prices are indicated in the table below.

Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Basket:	Basket Component and Ticker Symbol	Component Weight	Initial Price
	iShares® MSCI EAFE ETF (EFA)	1/3	$60.94
	iShares® MSCI Emerging Markets ETF (EEM)	1/3	$36.22
	SPDR® EURO STOXX 50® ETF (FEZ)	1/3	$35.59
Strike Date:	November 7, 2022
Pricing Date:	November 9, 2022
Issue Date:	November 15, 2022
Expiration Date:	November 13, 2023, subject to extension for market and other disruptions, as described below.
Cash Settlement Date:	November 16, 2023, subject to extension for market and other disruptions, as described below.
Warrant Premium and Issue Price per Warrant:	$77.50
Notional Amount:	$1,000 per Warrant.
Warrant Premium Percentage:	7.75%
Exercise of Warrants and Cash Settlement Amount:
The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:
A. If the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date. In such a case, on the Cash Settlement Date, we will pay with respect to each Warrant an amount in cash equal to the product of (i) the Notional Amount and (ii) the Percentage Change (as defined below).  However, the Cash Settlement Amount will not exceed the Maximum Payment.
Even if the Percentage Change is positive, if the Percentage Change is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
B. If the Final Basket Level is greater than or equal to the Strike Level, the Warrants will expire worthless, and the Cash Settlement Amount will be $0.
The Warrants are highly risky, and there is no minimum payment on the Warrants. You will lose all of your initial investment in the Warrants if the Final Basket Level is greater than or equal to the Strike Level on the Expiration Date.

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Maximum Payment:	$300 per Warrant. As a result of the Maximum Payment, you will not receive any additional positive return if the Final Basket Level is more than 30% less than the Initial Basket Level.
Percentage Change:
The Percentage Change, expressed as a percentage, is calculated using the following formula:
Strike Level – Final Basket Level
Initial Basket Level
Due to this formula, the Percentage Change will be positive when the Final Basket Level is less than the Strike Level, and the Percentage Change will be negative when the Final Basket Level is greater than the Strike Level.

Initial Basket Level and Strike Level:	100.00
Final Basket Level:	The Final Basket Level will equal an amount (rounded to two decimal places) equal to the product of (i) 100.00 and (ii) one plus the sum of the Weighted Component Change for each Basket Component.
Weighted Component Change:	For each Basket Component:
Initial Price:	The closing price per share of a Basket Component on the Strike Date.
Final Price:	The closing price per share of a Basket Component on the Expiration Date.
Calculation Agent:	RBCCM
U.S. Federal Income Tax Treatment:
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) linked to the Basket for U.S. federal income tax purposes, and by purchasing Warrants, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Warrants in accordance with such characterization for U.S. federal income tax purposes.
However, the U.S. federal income tax consequences of your investment in the Warrants are uncertain and the U.S. Internal Revenue Service could assert that the Warrants should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” (including the opinion of our special U.S. tax counsel Ashurst LLP) which applies to the Warrants.

Canadian Federal Income Tax Treatment:
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, it would generally be reasonable to treat the Warrants as cash-settled derivative contracts for Canadian federal income tax purposes. It is possible, however, that the Canada Revenue Agency or a court could conclude that the Warrants should be treated in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Warrants after the issue date. The amount that you may receive upon sale of your Warrants prior to the Cash Settlement Date may be less than the price that you paid to purchase them.

Listing:	The Warrants will not be listed on any securities exchange.

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Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Warrants.

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ADDITIONAL TERMS OF YOUR WARRANTS
You should read this terms supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated November 26, 2021. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this terms supplement will control. The Warrants vary from the terms described in the prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Warrants and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” below and in the Prospectus, as the Warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Warrants. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14: 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated November 26, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121039525/brhc10031140_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

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HYPOTHETICAL RETURNS
The following examples and table illustrate the calculation of the Cash Settlement Amount on the Warrants payable on the Cash Settlement Date for a range of hypothetical Final Basket Levels. The hypothetical Cash Settlement Amounts set forth below are for illustrative purposes only. The actual Cash Settlement Amount payable on the Cash Settlement Date will be determined based on the performance of the Basket. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.
The examples and table are based on the following terms:
Term:	Approximately one year
Notional Amount:	$1,000 per Warrant
Warrant Premium:	$77.50 per Warrant
Initial Basket Level and Strike Level:	100
Warrant Premium Percentage:	7.75% per Warrant
Maximum Payment:	$300 per Warrant
Exercise of Warrants:
If the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date and you will receive the Cash Settlement Amount.  If the Final Basket Level is greater than or equal to the Strike Level, the Warrants will expire worthless and the Cash Settlement Amount will be zero.

Example 1: The Final Basket Level is 85.00, a 15% decrease from the Initial Basket Level, and the Warrants are not subject to the Maximum Payment.
Since the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 15%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount = Notional Amount × Percentage Change
= $1,000 × 15%
= $150
Therefore, on the Cash Settlement Date, you will receive $150 for each $77.50 Warrant (a total return of approximately 93.55%).
Example 2: The Final Basket Level is 60.00, a 40% decrease from the Initial Basket Level, and the Warrants are subject to the Maximum Payment.
Since the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 40%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount = Notional Amount × Percentage Change
= $1,000 × 40%
= $400
However, the Maximum Payment is $300 per Warrant.
Therefore, on the Cash Settlement Date, you will receive $300 for each $77.50 Warrant (a total return of approximately 287.10%), representing the Maximum Payment.

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Example 3: The Final Basket Level is 92.25, a 7.75% decrease from the Initial Basket Level, so that the return on the Warrants is 0%.
Since the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised. The Percentage Change will be 7.75%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount = Notional Amount × Percentage Change
= $1,000 × 7.75%
= $77.50
However, because the percentage decrease in the value of the Basket as compared to the Strike Level is equal to the Warrant Premium Percentage of 7.75%, the Cash Settlement Amount will be equal to the Warrant Premium paid per Warrant, and you will not receive a positive return on your investment. Therefore, on the Cash Settlement Date, you will receive $77.50 for each $77.50 Warrant (a 0.00% total return).
Example 4: The Final Basket Level is 95.00, which is a 5% decrease from the Initial Basket Level, resulting in a partial loss.
Since the Final Basket Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change will be 5%, and your payment upon expiration will be calculated as follows:

Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 5%
= $50
In this example, even though the Final Basket Level is less than the Strike Level, because the percentage decrease in the value of the Basket is less than the Warrant Premium Percentage of 7.75%, the Cash Settlement Amount does not fully offset the Warrant Premium paid on the Warrants, and you will lose part of your investment. Therefore, on the Cash Settlement Date, you will receive $50 for each $77.50 Warrant (a loss of approximately 35.48% per Warrant).
Accordingly, if the Final Basket Level is less than the Strike Level, but the Percentage Change is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
Example 5: The Final Basket Level is 110.00, a 10% increase from the Initial Basket Level.
Since the Final Basket Level is greater than the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $77.50 Warrant (a total loss of your initial investment).
If Final Basket Level is greater than or equal to the Strike Level, you will lose all of your initial investment in the Warrants.

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Cash Settlement Amount at Maturity
Final Basket Level	Percentage Change	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Total Return on the Warrants
10.00	90.00%	$300.00	$222.50	287.10%
25.00	75.00%	$300.00	$222.50	287.10%
55.00	45.00%	$300.00	$222.50	287.10%
65.00	35.00%	$300.00	$222.50	287.10%
70.00	30.00%	$300.00(1)	$222.50	287.10%
80.00	20.00%	$200.00	$122.50	158.06%
85.00	15.00%	$150.00	$72.50	93.55%
90.00	10.00%	$100.00	$22.50	29.03%
92.25	7.75%	$77.50	$0.00	0.00%
95.00	5.00%	$50.00	-$27.50	-35.48%
100.00	N/A	$0.00	-$77.50	-100.00%
110.00	N/A	$0.00	-$77.50	-100.00%
120.00	N/A	$0.00	-$77.50	-100.00%
130.00	N/A	$0.00	-$77.50	-100.00%
140.00	N/A	$0.00	-$77.50	-100.00%
(1) The Maximum Payment per Warrant is $300.

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SELECTED RISK CONSIDERATIONS
An investment in the Warrants involves significant risks. Investing in the Warrants is not equivalent to investing directly in the Basket Components. In addition to the risks described in the prospectus, you should carefully consider the information in this section.
Risks Relating to the Terms and Structure of the Warrants
The Warrants Are Highly Risky, and You May Lose All of Your Initial Investment in the Warrants.
The Warrants are a highly speculative leveraged investment that involve a significant degree of risk.  If the Final Basket Level is greater than or equal to the Strike Level, the Warrants will expire worthless, and you will lose your entire investment.  The Warrants are not appropriate for investors who cannot sustain a total loss of their investment.  You should be willing and able to sustain a total loss of your investment.
You will not be able to purchase the Warrants unless you have an options-approved account.  The Warrants are not appropriate for all investors.  You must be able to understand and bear the risk of an investment in the Warrants, and you should be experienced with respect to options and options transactions.
You May Lose Some or a Significant Portion of Your Initial Investment, Even if the Final Basket Level Is Less than the Strike Level.
Even if the Final Basket Level is less than the Strike Level, you will lose some or a significant portion of your initial investment if the Percentage Change is less than the Warrant Premium Percentage.  In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Basket Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage.
The Potential Payments on the Warrants Are Limited.
The Maximum Payment is $300 per Warrant.  Accordingly, you will not benefit from any decrease in the value of the Basket from the Initial Basket Level to the Final Basket Level of more than 30%.
The Warrants Will Be Automatically Exercised on the Expiration Date.
The Warrants will be automatically exercised on the Expiration Date.  Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.  Accordingly, unless you sell the Warrants prior to the Expiration Date (in which case you may incur a loss), you will not be able to capture any beneficial changes in the prices of the Basket Components prior to the Expiration Date.  Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date.  Accordingly, you will not be able to benefit from any decrease in the value of the Basket that occurs after the Expiration Date.
The Warrants Are Not Standardized Options.
The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), which is a clearing agency regulated by the SEC.  The Warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt securities.  Thus, unlike purchasers of OCC standardized options, who have the potential benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the Warrants must look solely to us for performance of our obligation to pay the Cash Settlement Amount, if any, due on the Cash Settlement Date.  Additionally, the secondary market for the Warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the Warrants prior to the Expiration Date may result in a sale price that is lower than the theoretical value of the Warrants based on the then-prevailing value of the Basket.  See also “There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses” below.
The Warrants Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security with a Comparable Term.
There will be no periodic interest payments on the Warrants as there would be on a conventional fixed-rate or floating-rate debt security having the same term.  The return that you will receive on the Warrants, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the

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return you would earn if you purchased one of our conventional senior interest bearing debt securities with the same term or if you made an investment representing a short position in the Basket Components.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Owning the Warrants Is Not the Same as a Short Position in the Basket Components or a Security Directly Linked to the Inverse Performance of the Basket Components.
The return on your Warrants will not reflect the return you would realize if you actually took a short position in the Basket Components or a security directly linked to the inverse performance of the Basket Components and held that investment for a similar period because, for example, the payments on the Warrants, if any, will be determined according to the formula provided above. In addition, the Warrants are subject to the Maximum Payment.
The Warrants may trade quite differently from the Basket Components.  Changes in the value of the Basket may not result in comparable changes in the market value of the Warrants.  Even if the value of the Basket decreases from the Initial Basket Level during the term of the Warrants, the market value of the Warrants may not increase to the same extent.  It is also possible for the market value of the Warrants prior to the Expiration Date to decrease while the value of the Basket also decreases.
Payments on the Warrants Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Warrants.
The Warrants are our senior unsecured obligations.  As a result, your receipt of the amount due on the Cash Settlement Date, if any, is dependent upon our ability to repay its obligations at that time.  This will be the case even if the value of the Basket decreases after the Strike Date.  No assurance can be given as to what our financial condition will be on the Cash Settlement Date.
Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components.
A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may decrease, while the value of the other Basket Components may not decrease as much, or may even increase. Therefore, in determining the value of the Basket as of any time, decreases in the value of one Basket Component may be moderated, or wholly offset, by lesser decreases or increases in the value of the other Basket Components.
The Amount to Be Paid on the Cash Settlement Date Will Not Be Affected by All Developments Relating to the Basket Components.
Changes in the prices of the Basket Components during the term of the Warrants before the Expiration Date will not be reflected in the calculation of the Cash Settlement Amount.  The Calculation Agent will calculate this amount by comparing only the Final Basket Level to the Strike Level.  No other prices of the Basket Components will be taken into account.  As a result, you may receive less than the amount that you paid to purchase the Warrants, even if the value of the Basket has decreased at certain times during the term of the Warrants before increasing as of the Expiration Date.
We Will Not Hold Any of the Basket Components for Your Benefit.
The indenture and the terms governing your Warrants do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the Basket Components that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including shares of the Basket Components.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
Risks Relating to the Initial Estimated Value of the Warrants
The Initial Estimated Value of the Warrants Will Be Less than the Price to the Public.
The initial estimated value for the Warrants that will be set forth in the final pricing supplement for the Warrants does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Warrants in any secondary market (if any exists) at any time.  If you attempt to sell the Warrants prior to the Cash Settlement Date, their market value may be less than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the Basket, our creditworthiness, and the inclusion in the price to the public of the

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underwriting discount and the estimated costs relating to our hedging of the Warrants.  These factors, together with various credit, market and economic factors over the term of the Warrants, are expected to reduce the price at which you may be able to sell the Warrants in any secondary market and will affect the value of the Warrants in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Warrants prior to the Cash Settlement Date may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Warrants.  The Warrants are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Warrants to the Cash Settlement Date.
The Initial Estimated Value of the Warrants that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Warrants Are Set.
The initial estimated value of the Warrants will be based on the mid-market value of the derivative embedded in the terms of the Warrants.  See "Structuring the Warrants" below.  Our estimate is based on a variety of assumptions, including expectations as to dividends, interest rates and volatility, and the expected term of the Warrants.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Warrants or similar securities at a price that is significantly different than we do.
The Value of the Warrants at any Time After the Pricing Date Will Vary Based on Many Factors, Including Changes in Market Conditions, and Cannot Be Predicted with Accuracy.
As a result, the actual value you would receive if you sold the Warrants in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Warrants.
Risks Related to the Secondary Market for the Warrants
There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Warrants.  The Warrants will not be listed on any securities exchange.  RBCCM and our other affiliates may make a market for the Warrants; however, they are not required to do so.  RBCCM or any of our other affiliates may stop any market-making activities at any time.  Even if a secondary market for the Warrants develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Warrants in any secondary market could be substantial.
If you sell your Warrants before the Cash Settlement Date, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of the Warrants:
•	the market prices of the Basket Components;
•	the actual and expected volatility (i.e., the frequency and magnitude of changes) of the prices of the Basket Components;
•	the dividend rate on the stocks held by the Basket Components;
•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally, and which may affect the value of the Basket;
•	interest and yield rates in the market;
•	exchange rate of the currencies in which the securities held by the Basket Components are traded; and
•	the time remaining to the Cash Settlement Date.
These factors may influence the market value of the Warrants if you sell your Warrants before the Cash Settlement Date.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of the Warrants.  If you sell the Warrants prior to the Cash Settlement Date, you may receive less than the amount that you paid for them.

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Risks Relating to the Basket Components
An Investment in the Warrants Is Subject to Risks Relating to Non-U.S. Securities Markets.
Because foreign companies or foreign equity securities held by the Basket Components are publicly traded in the applicable foreign countries and are denominated in non-U.S. currencies, an investment in the Warrants involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
An Investment in the Warrants Is Subject to Risks Associated with Emerging Markets.
Investments in securities linked directly or indirectly to emerging market equity securities, such as the securities held by the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Warrants are susceptible, before making a decision to invest in the Warrants.
The Warrants Are Subject to Exchange Rate Risks.
The share price of each Basket Component will fluctuate based in large part upon its respective net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the applicable Basket Component are traded. Accordingly, investors in the Warrants will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by each Basket Component are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar weakens against these currencies, the net asset value of the applicable Basket Component will be affected and the price of that Basket Component may increase, which would adversely affect the value of the Warrants.
The Basket Components and their Underlying Indices Are Different.
The performance of each Basket Component may not exactly replicate the performance of its respective underlying index, because these Basket Components will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of these Basket Components may not fully replicate or may in certain circumstances diverge significantly from the performance of their underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket Components, or due to other circumstances. These Basket Components may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to their underlying indices and in managing cash flows.
During periods of market volatility, securities held by these Basket Components may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable Basket Component. Further, market volatility may affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Basket Component. As a result,

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under these circumstances, the market value of shares of these Basket Components may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these Basket Components may not correlate with the performance of their underlying indices as well as their net asset value per share, which could materially and adversely affect the value of the Warrants in the secondary market and/or reduce the payments on the Warrants.
Adjustments to the Basket Components Could Adversely Affect the Warrants.
The advisor of each Basket Component is responsible for calculating and maintaining that Basket Component. The applicable advisor can add, delete or substitute the stocks comprising the Basket Components. The advisors may make other methodological changes that could change the share price of one or more of the Basket Components at any time. If one or more of these events occurs, the calculation of the amount payable on the Warrants may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable on the Warrants and/or the market value of the Warrants.
We and Our Affiliates Do Not Have Any Affiliation with the Advisors of the Basket Components and Are Not Responsible for Their Public Disclosure of Information.
We and our affiliates are not affiliated with the advisors in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Basket Components. The advisors are not involved in the offering of the Warrants in any way and have no obligation to consider your interests as an owner of the Warrants in taking any actions relating to the Basket Components that might affect the value of the Warrants. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the advisors or the Basket Components contained in any public disclosure of information. You, as an investor in the Warrants, should make your own investigation into the Basket Components.
Changes that Affect an Underlying Index Will Affect the Market Value of the Warrants and the Amount You Will Receive at Maturity.
The policies of the sponsors of the underlying indices concerning the calculation of each underlying index, additions, deletions or substitutions of the components of each underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying indices and, therefore, could affect the share price of each Basket Component, the amount payable on the Warrants, and the market value of the Warrants prior to the Cash Settlement Date. The amount payable on the Warrants and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates an underlying index, or if a sponsor discontinues or suspends the calculation or publication of one or more of the underlying indices.
The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Future Performance Components.
The value of the Basket will determine the amount to be paid on the Warrants. The historical performance of the Basket does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the value of the Basket will rise or fall during the term of the Warrants. The value of the Basket will be influenced by complex and interrelated political, economic, financial and other factors.
We Do Not Control Any Company Represented by Any Basket Component and Are Not Responsible for Any Disclosure Made by Any Other Company.
Neither we nor any of our affiliates have the ability to control the actions of any of the companies held by a Basket Component, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are

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represented by that company.  You should make your own investigation into the companies represented by the Basket Components.
Risks Relating to Conflicts of Interest and the Role of the Calculation Agent
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components.
In the ordinary course of their business, our affiliates may have expressed views on expected movements in the prices of the Basket Components or the securities that they hold, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Basket Components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components or the securities that they hold from multiple sources, and you should not rely solely on views expressed by our affiliates.
Trading and Other Transactions by Royal Bank or its Affiliates in the Basket Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Warrants.
As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the Warrants by purchasing or selling shares of the Basket Components or the securities that they hold, futures or options on the Basket Components or such other securities, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may affect the value of the Basket and, therefore, adversely affect the market value of the Warrants.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Warrants decreases.
We or one or more of our affiliates may also engage in trading in the Basket Components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could affect the value of the Basket and, therefore, adversely affect the market value of the Warrants.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket.
The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.
As noted above, we and our affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the Warrants or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Warrants and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the value of the Basket, could be adverse to the interests of the holders of the Warrants.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities held by the Basket Components, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Warrants.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components or the securities that they hold.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants.  Any of these activities by us or one or more of our affiliates may affect the value of the Basket and, therefore, the market value of the Warrants.
The Calculation Agent Can Postpone the Determination of the Final Basket Level if a Market Disruption Event Occurs.
The determination of the Final Basket Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the Expiration Date, as discussed in more detail below.  As a result, if a market disruption event occurs or is continuing on the Expiration Date, the Cash Settlement Date for the Warrants could also be postponed.

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There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment, if any, on the Cash Settlement Date.  Our wholly-owned subsidiary, RBCCM, will serve as the Calculation Agent.  We may change the Calculation Agent after the issue date without notice to you.  The Calculation Agent will exercise its judgment when performing its functions.  For example, the Calculation Agent may have to determine whether a market disruption event affecting one or more Basket Components has occurred.  This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the Calculation Agent may affect the payment on the Cash Settlement Date, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind.
Risks Relating to Taxation and Other Matters
Significant Aspects of the Tax Treatment of an Investment in the Warrants Are Uncertain.
The tax treatment of the Warrants is uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) or the Canada Revenue Agency (“CRA”) regarding the tax treatment of the Warrants, and the IRS, the CRA or a court may not agree with the tax treatment described in this terms supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Warrants even though that holder will not receive any payments with respect to the Warrants until the Cash Settlement Date or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or on the Cash Settlement Date of an instrument such as the Warrants should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” and “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this terms supplement, the sections entitled "Tax Consequences—United States Taxation" and "Tax Consequences—Canadian Taxation" in the accompanying prospectus. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States and Canada of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants.
Non-U.S. Investors May Be Subject to Certain Additional Risks.
Payments on the Warrants will be made in U.S. dollars.  If you are a non-U.S. investor who purchases the Warrants with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This document contains a general description of certain U.S. and Canadian tax considerations relating to the Warrants.  If you are a non-U.S. investor, you should consult your tax advisor as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Warrants and receiving the payments, if any, due under the Warrants.
Certain Considerations for Insurance Companies and Employee Benefit Plans.
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Warrants with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Warrants could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Warrants.  For additional information, please see the discussion under “Benefit Plan Investor Considerations" in the prospectus.

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ADDITIONAL TERMS RELATING TO THE BASKET COMPONENTS
AND THE WARRANTS
In addition to the terms described in the “Summary” section above, the following terms will apply to the Warrants.
Expiration Date
If the Calculation Agent determines that a market disruption event occurs or is continuing on the Expiration Date, or if that day is not a trading day as to one or more of the Basket Components, the Final Basket Level will be determined as set forth in "—Market Disruption Events” below.
Cash Settlement Date
If the Cash Settlement Date is not a business day, the Cash Settlement Date will be postponed to the next following business day.  The Cash Settlement Date will also be postponed by the same number of trading days as the Expiration Date if a market disruption event occurs or is continuing as to one or more of the Basket Components, as described above.
Final Price
The Final Price for each Basket Component will be its closing price on the Expiration Date. The closing price for any Basket Component on any day will equal the closing sale price or last reported sale price, regular way, for that security, on a per-share basis:
•	on the principal national securities exchange on which that security is listed for trading on that day, or
•	if that security is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that security.
If the security is not listed or traded as described above, then its closing price on any day will be the average, as determined by the Calculation Agent, of the bid prices for that security obtained from as many dealers in that security selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates.
If a Basket Component is delisted from the applicable exchange on which it has its primary listing, and the applicable sponsor of that Basket Component, or any other entity, sponsors a substitute exchange traded fund that the Calculation Agent determines is comparable to the applicable Basket Component (a "substitute Basket Component"), then the Calculation Agent may, in its discretion, determine the amount payable on the Warrants by reference to the substitute Basket Component in lieu of the original Basket Component.
Market Disruption Events
If a market disruption event occurs or is continuing on the Expiration Date as to one or more of the Basket Components, or if that day is not a trading day, the Expiration Date for the affected Basket Component(s) will be the first following trading day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. However, the Expiration Date will not be postponed to a date later than the originally scheduled stated Cash Settlement Date or, if the originally scheduled Cash Settlement Date is not a business day, later than the first business day after the originally scheduled stated Cash Settlement Date. If a market disruption event occurs or is continuing on the day that is the last possible Expiration Date or that last possible day is not a trading day, then the closing price of the applicable Basket Component for that day will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered to be commercially reasonable under the circumstances) by the Calculation Agent on that day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the closing price of the applicable Basket Component that would have prevailed in the absence of the market disruption event.
A market disruption event means any event, circumstance or cause which the Calculation Agent determines, has or will have a material adverse effect on the ability of Royal Bank or any of its affiliates to perform its obligations under the

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Warrants or to hedge its position in respect of its obligations to make payment of amounts owing thereunder, and more specifically includes the following events to the extent that they have such effect with respect to any Basket Component:
•
a suspension, absence or material limitation of trading in that Basket Component on its primary market for more than two consecutive hours of trading or during the one half-hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

•
a suspension, absence or material limitation of trading in option or futures contracts relating to that Basket Component in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion; or

•	the Basket Component does not trade on what was its primary market, as determined by the Calculation Agent in its sole discretion.
The following events will not be market disruption events with respect to a Basket Component:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•	a decision to permanently discontinue trading in option or futures contracts relating to a Basket Component.
For this purpose, an “absence of trading” in the primary securities market on which shares of a Basket Component are traded, or on which option or futures contracts, if available, relating to that Basket Component are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of that Basket Component or in option or futures contracts, if available, relating to that Basket Component in its primary market or those contracts, by reason of:
•	a price change exceeding limits set by that market;
•	an imbalance of orders relating to the shares of the Basket Component or those contracts; or
•	a disparity in bid and ask quotes relating to the shares of the Basket Component or those contracts will constitute a suspension or material limitation of trading in shares of the Basket Component or those contracts in that market.
A market disruption event with respect to one or more Basket Components will not, by itself, constitute a market disruption event for the remaining unaffected Basket Components.
Anti-dilution Adjustments
The Calculation Agent will have discretion to adjust the closing price of a Basket Component if certain events occur. Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, exchange traded funds are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to a Basket Component, the Calculation Agent shall determine whether and to what extent an adjustment should be made to the price of that Basket Component or any other term. The Calculation Agent shall have no obligation to make an adjustment for any such event.
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Warrants without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada, the United States

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or any Canadian or United States political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.
We, or the applicable withholding agent, will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.
For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of Material U.S. Federal Income Tax Consequences.”
Manner of Payment and Delivery
Any payment on the Warrants will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the value of the Basket on the Expiration Date, business days, trading days, market disruption events, and the amounts payable on the Warrants.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the Calculation Agent.
Our subsidiary, RBCCM, will serve as the Calculation Agent for the Warrants.  We may change the Calculation Agent for the Warrants at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to the Warrants, we mean any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.
Trading Day
When we refer to a trading day with respect to each Basket Component, we mean a day on which the principal trading market for that Basket Component is open for trading.

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USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.
In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases of securities or indices included in or linked to the Basket and/or listed and/or over-the-counter derivative instruments linked to the Basket prior to or on the Pricing Date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:
•    acquire or dispose of shares of the Basket Components or the securities that they hold;
•    acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the prices of the Basket Components or the securities that they hold; or
•    any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before the Expiration Date.  That step may involve sales or purchases of the Basket Components, the securities that they hold or over-the-counter derivative instruments linked to those assets.
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INFORMATION REGARDING THE BASKET COMPONENTS
All disclosures contained in this terms supplement regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources prepared by the sponsors of the Basket Components and their respective underlying indices. That information reflects the policies of, and is subject to change by each of the applicable entities.  Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor to that Basket Component.
Reports filed with the SEC relating to each Basket Component may be found on the SEC’s website at www.sec.gov. Information on that website will not be deemed to be included or incorporated by reference in this document.
iShares® MSCI EAFE ETF and iShares® MSCI Emerging Markets ETF
The shares of EFA and EEM are issued by iShares, Inc., a registered investment company. BlackRock Fund Advisors (the "Advisor") serves as the investment advisor to EFA and EEM.
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the EFA and the EEM. Each of the EFA and the EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. Each of the EFA and the EEM typically earns income from dividends from securities that it holds.  These amounts, net of expenses and taxes (if applicable), are passed along to shareholders of the applicable Basket Component as “ordinary income.” In addition, each of these Basket Components realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the Warrants are linked only to the share prices of these Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from these Basket Components or any equivalent payments.
iShares® MSCI EAFE ETF (the “EFA”)
The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.” The Advisor employs a technique known as representative sampling to track the MSCI EAFE Index. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index. The EFA may or may not hold all of the securities in its underlying index.
The EFA generally will invest at least 80% of its assets in the component securities of its underlying index and in investments that have economic characteristics that are substantially identical to the component securities of its underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Advisor or its affiliates, as well as in securities not included in the underlying index, but which the Advisor believes will help the EFA track its underlying index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in its underlying index.
The MSCI EAFE Index
The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index is

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comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
iShares® MSCI Emerging Markets ETF (the “EEM”)
The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.” The Advisor employs representative sampling to track the MSCI Emerging Markets Index.  The EEM generally will invest at least 80% of its assets in the component securities of its underlying index and in investments that have economic characteristics that are substantially identical to the component securities of its underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Advisor or its affiliates, as well as in securities not included in the underlying index, but which the Advisor believes will help the EEM track the underlying index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in the underlying index.
The MSCI Emerging Markets Index
The MSCI Emerging Markets Index ("MXEF") is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF currently consists of the following emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index. In February 2019, MSCI announced a three-step process between May 2019 and November 2019 that would increase the number of Chinese A shares in the Index. In January 2021, in response to an executive order from the U.S. government which prohibited investments in certain Chinese securities, MSCI removed 10 Chinese securities from the MSCI Emerging Markets Index, which accounted for less than 1% of the index weight. As of October 31, 2022, Chinese securities represented 26.89% of the MSCI Emerging Markets Index.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).

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Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e. “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
•
The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. Securities in that country may not be represented by a foreign listing in the global investable equity universe if a country does not meet the requirement.

The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of

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15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.
•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

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Calculation Methodology for the MSCI Indices
The performance of each MSCI index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices, or any successor to these indices.
SPDR® EURO STOXX 50® ETF ("FEZ")
The SPDR® EURO STOXX 50® ETF trades on the NYSE Arca under the ticker symbol “FEZ.” The FEZ seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index. The FEZ generally invests substantially all, but at least 80%, of its total assets in the securities comprising that index. In addition, in seeking to track the index, the FEZ may invest in equity securities that are not included in the index (including common stock, preferred stock, depositary receipts and shares of other investment companies), cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds.

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EURO STOXX 50® Index (the “SX5E”)
The SX5E was created by STOXX Limited, a subsidiary of Deutsche Börse AG. Publication of the SX5E in February 1998, based on an initial index level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate this index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

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Historical Information
The graphs below set forth the information relating to the historical performance of the Basket Components for the period from January 1, 2012 through November 7, 2022.
We obtained the information in the graphs below from Bloomberg Financial Markets. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Prices of the Basket Components.
EFA
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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EEM
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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FEZ
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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SUPPLEMENTAL DISCUSSION OF
CANADIAN INCOME TAX CONSEQUENCES
The following, together with the discussion of the Canadian federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material Canadian income tax considerations relating to the Warrants.  It does not purport to be a complete analysis of all tax considerations relating to the Warrants.  This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of Canadian federal income taxation in the accompanying prospectus under “Tax Consequences – Canadian Taxation” and prospectus supplement under “Certain Income Tax Consequences”.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR CANADIAN FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS.
Tax Treatment of the Warrants
The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of the Warrants who acquires the Warrants as beneficial owner and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”): (i) is not resident and is not deemed to be resident in Canada; (ii) deals at arm’s length with the Bank; (iii) does not acquire, use or hold the Warrants in or in the course of carrying on a business in Canada; and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).
This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”). This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular holder and no representation is made with respect to the Canadian federal income tax consequences to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors should consult their own tax advisors with respect to their particular circumstances.
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, the Warrants should be considered to be cash-settled derivative contracts for Canadian federal income tax purposes.  The following summary is based on such characterization.  It is possible that the CRA or a court may determine that the Warrants should be treated other than as described in the preceding sentence, in which case the treatment of the Warrants for purposes of the Tax Act may be different than as described below.
It is the intention of the Bank that the terms and conditions of any Warrant will not cause the Warrant to be “taxable Canadian property” for purposes of the Tax Act.  The summary below assumes the Warrants will not be taxable Canadian property of any holder of Warrants.
 A Non-Resident Holder will not be subject to tax (including withholding tax) under the Tax Act in respect the acquisition, holding or disposition (including a sale or exercise) of a Warrant.

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The Canadian tax disclosure in the prospectus also assumes that no amount paid or payable in respect of the Warrants will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the proposals to release such Act released on April 29, 2022.
SUPPLEMENTAL DISCUSSION OF
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. federal income tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants. This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences” with respect to U.S. holders (as defined in the accompanying prospectus). Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, this discussion applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. Further, this discussion does not address the tax consequences applicable to holders under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). You should consult with your own tax advisor concerning the consequences of investing in and holding the Warrants.
This discussion also does not address the tax consequences applicable to holders that hold the Warrants as part of a transaction that would or could be subject to the “straddle” rules under Section 1092 of the Code, which may apply differently in light of each holder’s particular circumstances. You should consult your tax advisor regarding the potential application of these rules to your investment in the Warrants. For example, anticipated capital gain or loss treatment may not be available if the Warrants and another position you hold are treated as offsetting positions that constitute a “straddle” for U.S. federal income tax purposes. A “straddle” could include, for example, positions in a particular security, an index of securities, or a derivative (such as an option, futures, or forward contract) and one or more other positions with respect to substantially similar or related property that offset the former position. The straddle rules may suspend the holding period for a position in a straddle, which may adversely impact the ability to meet the requirements for long-term capital gain treatment, qualified dividend income or the corporate dividends received deduction. Very generally, the straddle rules also require deferral of loss recognition with respect to a position in a straddle to the extent of any unrecognized gain in the offsetting position. The foregoing is only a summary of certain potential adverse impacts of the straddle rules and, accordingly, holders are again urged to consult their tax advisors regarding the full application of the straddle rules to their investment in the Warrants.
We will not attempt to ascertain whether the issuer of any of the Basket Components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Basket Components and consult your tax advisor regarding the possible consequences to you in this regard.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
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Tax Treatment of the Warrants
In the opinion of our special tax counsel, Ashurst LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) linked to the Basket for U.S. federal income tax purposes, and the terms of the Warrants require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Warrants for all tax purposes in accordance with such characterization.
If the Warrants are so treated, prior to any sale, exchange or the maturity of the Warrants, a U.S. holder should generally not recognize any taxable income, gain or loss in respect of the Warrants. Upon the sale, exchange or at maturity of the Warrants, a U.S. holder should generally recognize capital gain or loss in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Warrants. In general, a U.S. holder’s tax basis in the Warrants will be equal to the price the holder paid for the Warrants. Absent any adverse results caused by application of the straddle rules, capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.
It is possible that the IRS could assert that a U.S. holder’s holding period in respect of the Warrants should end on the date on which the amount the holder is entitled to receive on the Cash Settlement Date is determined, even though the holder will not receive any amounts from the issuer in respect of the Warrants prior to the Cash Settlement Date.  In such case, the timing and character of income you recognize in respect of the notes may be affected.
Alternative Treatments
Alternative tax treatments of the Warrants are also possible and the U.S. Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Warrants, and the IRS might assert that a Warrant should be treated, as a single debt instrument. Pursuant to such characterization, since the Warrants have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Warrants are so treated, a holder would generally be required to accrue interest currently over the term of the Warrants even though that holder will not receive any payments from us prior to the Cash Settlement Date. In addition, any gain a holder might recognize upon the sale, exchange or at maturity of the Warrants would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the Warrants, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Warrants, it is also possible that the IRS could seek to characterize the Warrants in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or at maturity of the Warrants should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Warrants. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Warrants should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the Warrants will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Warrants, including the timing and character of income and gain on the Warrants.
Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Warrants for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.

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Backup Withholding and Information Reporting
Please see the discussion under “Tax Consequences — United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Warrants, including requirements related to the holding of certain foreign financial assets and the disclosure of certain reportable transactions.
Non-U.S. Holders
The following discussion applies to non-U.S. holders of the Warrants. A non-U.S. holder is a beneficial owner of a Warrant that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, and subject to the discussion above concerning the possible application of Section 897 and below under “Foreign Account Tax Compliance Act”, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Warrants, provided that (i) the holder complies with any applicable certification requirements (which may generally be made on an applicable IRS Form W-8), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, exchange or maturity of the Warrants. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding, as described above, unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (ELIs) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Warrants are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Warrants. However, it is possible that the Warrants could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Basket Component, the Basket or the Warrants, and following such occurrence the Warrants could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Warrants should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Warrants and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Warrants for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the Warrants to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Warrants should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical

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gains, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the Warrants may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.
If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Warrants, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Warrants will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Warrants.

P-33	RBC Capital Markets, LLC

Put Spread Warrants Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
RBCCM will receive a fee from the Issuer per Warrant, as set forth on the front cover of this document.
We expect that delivery of the Warrants will be made against payment for the Warrants on or about November 15, 2022, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We expect to deliver the Warrants on a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Warrants shown on your account statement may be based on RBCCM’s estimate of the value of the Warrants if RBCCM or another of our affiliates were to make a market in the Warrants (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Warrants in light of then prevailing market conditions and transaction costs. For a period of approximately 3 months after the issue date of the Warrants, the value of the Warrants that may be shown on your account statement may be higher than RBCCM’s estimated value of the Warrants at that time. This is because the estimated value of the Warrants will not include the underwriting discount and our hedging costs and profits; however, the value of the Warrants shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Warrants. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Warrants, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Warrants. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Warrants after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
STRUCTURING THE WARRANTS
The Warrants are our unsecured obligations, the return on which is linked to the performance of the Basket. In order to satisfy our payment obligations under the Warrants, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Warrants. The economic terms of the Warrants and their initial estimated value depend in part on the terms of these hedging arrangements.
The initial offering price of the Warrants also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Warrants on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Warrants Will Be Less than the Price to the Public” above.

P-34	RBC Capital Markets, LLC